Exhibit 10.27

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 17th of November, 2017, and forms a part of that certain Office Lease agreement dated February 4, 2016 (the “Lease”), by and between Sawgrass Business Plaza, LLC, a Florida limited liability company, as lessor (“Landlord”), whose address is c/o Morris Southeast Group, Inc , 1730 Main Street, Suite 206, Weston, FL 33326, and U.S. Stem Cell, Inc., a Florida corporation, as lessee (“Tenant”), whose address is 13794 NW 4th Street, Suite 211-213, Sunrise FL 33325 and is joined by GACP Stem Cell Bank LLC, a Florida limited liability company (“Equipment Lessor”), whose address is 2333 Ponce de Leon Blvd. Suite R240, Coral Gables FL 33134. All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Lease

RECITALS

A.         WHEREAS, Tenant and Landlord entered into the Lease for the rental of approximately 4,860 square feet of space, identified by Suites 211-213 (the “Premises”) in the Sawg1:ass Business Plaza building located at 13794 NW 4th Street, Sunrise FL 33325 (the “Building”);

B.          WHEREAS, Tenant,  formerly known as Bioheart, Inc., had a prior lease agreement with Landlord for the Premises and had a past due balance under such lease agreement of approximately One Hundred Forty Thousand Seven Hundred Seventy-Seven and 0(1/100 Dollars ($140, 777.49) as of December 31, 2016 (“Arrearage”);

C.         Part I (Preamble). Section M (Additional Rent) thereof, of the Lease requires Tenant to remit to the Landlord, in addition to the Monthly Base Rent and Tenant’s Estimated Monthly Payment of Tenant’s Share of Landlord’s Operating Expenses, the sum of Seventy Thousand and 00/100 Dollars ($70,000.00), which Landlord agreed to accept as full and final settlement of the Arrearage, and Landlord and Tenant desire to restructure the payment schedule for such outstanding obligation as set forth herein;

D.         WHEREAS, Tenant and Equipment Lessor are parties to that certain Asset Sale and Lease Agreement, dated March 3, 2017 (the “Equipment Lease”), pursuant to which Equipment Lessor has leased to Tenant certain business equipment, which are listed on Exhibit “A,” which is attached hereto and made a part hereof (collectively, the “Equipment Assets”), and such Equipment Assets are currently located in the Premises;

E.          WHEREAS, Part I (Preamble), Section L (Bas Rent) thereof, of the Lease incorrectly stated the Lease Period as 111/16 - 7/31119, however, the correct Lease Period is 2/1/16 - 8/31119, which is consistent with the Commencement Date (February 1, 2016) and the Expiration Date (August 31, 2019); and

F.          WHEREAS, in the event that Tenant defaults in its obligations under the Lease, Equipment Lessor and Tenant desire for Equipment Lessor to have the right to occupy the Premises for a limited period of up to six (6) months, subject to the terms of the Lease and this Amendment, and Tenant has requested that Landlord consent to such limited occupancy of the  Premises by Equipment Lessor, as set forth herein and subject to the terms of the Lease and this Amendment;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord, Tenant and Equipment Lessor hereby agree as follows:

1.          Recitals. The  above-mentioned recitals are true, correct and incorporated herein by this reference.

2.          Additional Rent. Part I (Preamble}, Section M thereof (Additional Rent), of the Lease, shall be deleted in its entirety and the following shall be inserted in its place and stead:

M. Additional Rent	In addition to the Monthly Base Rent and Tenant’s Monthly Payment of Tenant’s

Share of Landlord’s Operating Expenses, Tenant shall pay Landlord an additional rent in the amount of Seventy Thousand and 00/100 Dollars ($70,000.00) (“Extra Rent”) . Such amount shall be paid by Tenant to Landlord in the following manner: (i) Twenty-Five  Thousand and 00/100 Dollars ($25,000.00) shall be due and paid by Tenant upon execution of this First Amendment to Lease, and (ii) the rem3ining amount due, Forty-Five Thousand and 00/100 Dollars ($45,000.00), shall be paid in ten (10) consecutive monthly installments of Four Thousand Five Hundred and 00/100 Dollars ($4,500.00) each, and such installments shall due ·)n the first day of each calendar month, commencing on December 1, 2017. l:pon full and final payment of the Extra Rent from Tenant to Landlord, the Arreuage shall be deemed paid in full.

3.          Tenant Default . Landlord shall provide written  notice to Equipment Lessor (“Default Notice”) of any defaults by the Tenant under the Lease (a “Default”) and such Default Notice shall be sent to Equipment Lessor at Equipment Lessor’s address set forth in the introductory paragraph of this Amendment. If Tenant fails to cure any such Default within ter. {10) days of the date of such Default, and Equipment Lessor (a) provides written notice to Landlord within ten (10) days of the date of the Default Notice that Equipment Lessor desires to occupy the Premises for a period equal to the lesser of (i) six (6) months commencing on the date of the Default Notice, or (ii) the then remaining term of the Lease (the “Step-In Term”), and (b) Equipment Lessor has cured all Defaults by Tenant (provided however , Equipment Lessor shall not be required to pay the Extra Rent set forth in Section 2 above), then Landlord consents to Equipment Lessor having the right to occupy the Premises for such Step-In Term provided that Equipment Lessor fulfills all obligations of Tenant under the Lease (and amendments thereto) during such Step-In Term (excluding the Extra Rent due as set forth in Section 2 above). Tenant hereby consents to such occupancy of the Premises by Equipment Lessor under such conditions and for such Step-In Term. During such Step-In  Term, Tenant relinquishes its rights to possession of the Premises in favor of Equipment Lessor. Upon completion of such Step-In Term, Equipment Lessor shall vacate the Premises immediately and shall no longer have any rights to occupy the Premises. Notwithstanding Equipment Lessor occupying the Premises as set forth herein and fulfilling obligations of Tenant under the Lease during such Step-In Term, this Amendment shall not release Tenant from any existing or future duty, obligation or liability to Landlord , pursuant to the Lease, and Tenant shall remain fully responsible for all obligations set forth in the Lease. Landlord does not waive any rights or remedies against Tenant provided under the Lease or pursuant to Florida law and specifically reserves such rights and remedies .

4.           Equipment Lessor: Liens . This Amendment is not a consent, agreement, or approval by Landlord of or to any of the terms and provisions of the Equipment Lease between Tenant and Equipment Lessor. Neither the Lease nor this Amendment shall be deemed to grant Equipment Lessor any rights whatsoever against Landlord. Landlord shall have no liability to Equipment Lessor in any manner. Equipment Lessor hereby acknowledges that it has read and has knowledge of all of the terms, provisions, rules and regulations of the Lease, that it agrees not to do or fail to do anything which would result in Tenant being in breach of the Lease, and that Equipment Lessor shall comply with the terms, provisions, rules and regulations of the Lease in the event that Equipment Lessor occupies the Premises pursuant to Section 3 above. Equipment Lessor has received from Tenant a pledge of the Equipment Assets by Tenant pursuant to the Equipment Lease and Equipment Lessor has filed a first priority lien against the Equipment Assets to secure Equipment Lessor’s interest in the Equipment Assets for the term of the Equipment Lease . Landlord consents to the filing of such liens. Landlord hereby subordinates any statutory and contractual liens that Landlord may now or hereafter have with respect to Equipment Assets to the lien of Equipment Lessor, notwithstanding any UCC filings to the contrary. Landlord hereby agrees that any interest and lien rights Landlord may have in such Equipment Assets shall be released once Tenant has paid Landlord, in full, the Extra Rent due as set forth in Section 2 above. Landlord shall execute such other reasonable documentation required to evidence such subordination and subsequent release (upon full payment by Tenant of Extra Rent), provided that such documentation is in a form reasonably acceptable to Landlord .

5.           Equipment Assets.  Tenant shall be obligated to repair any damage caused by the placement, storage, use and removal of the Equipment Assets . Tenant and Equipment Lessor shall be obligated, jointly and severally, to repair any damage caused by the placement, storage, use or removal of the Equipment Assets during the Step-In Term. Upon completion of the Step-In Term, Tenant and Equipment Lessor shall remove such Equipment Assets. If Tenant and Equipment Lessor fail to remove the Equipment Assets upon completion of the Step-In Term, th-3n such items shall be deemed abandoned and, if elected by Landlord, become the property of the Landlord. If the Landlord does not elect for such items to become property of the Landlord, then Tenant and Equipment Lessor, jointly and severally, shall be responsible  for all removal and storage costs associated with such Equipment Assets.

6.           Lease Period. The Lease Period stated in Part I (Preamble), Section L (Base Rent) thereof, of the Lease shall be deleted in its entirety and the following shall be inserted in its place:

Lease Period
2/1/16 - 8/31/19

7.           No Waivers. This Amendment is not a waiver of any default by Tenant nor of any right of Landlord.

8.           Limitation of Liability: Waiver. Under no circumstances shall any present or future owner of Landlord have any liability for the performance of Landlord’s obligations under this Amendment. Tenant and Equipment Lessor waive all claims against Landlord for any damage to any property in or about the Premises, for any loss of business or income, and for injury to or death of any persons, regardless of the cause of any such loss or event (including negligence) or time of occurrence.

9.           Governing Law: Venue. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida, with venue being proper only in Broward County, Florida. In the event of any litigation between the parties hereto with respect to the subject matter hereof, the unsuccessful party agrees to pay the successful party all costs, expenses and reasonable attorney’s fees incurred therein by the successful party, which shall be included as a part of the judgment therein rendered.

10.        Successors. This Amendment shall be binding upon and inure to the benefit of the parties’ respective successors and assigns, subject to all agreements and restrictions contained in the Lease with respect to subleasing, assignment, or other transfer.

11.         Entire Agreement; Amendments. The agreements contained herein constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, inconsistent herewith. No amendment, modification or change therein will be effective unless Landlord shall have given its prior written consent thereto. In the event of inconsistencies or contradictions between this Amendment and the Lease, this .Amendment shall apply. This Amendment may be amended only in writing, signed by all parties hereto.

12.        Warranty. Tenant warrants and confirms that Tenant’s use of the Premises shall comply with the terms of the Lease, including, but not limited to, Section 26 (Environmental Hazards), and all applicable federal, state, municipal, local and environmental laws, rules, regulations and codes now  or at any time hereafter in effect.

13.         Indemnification. Tenant agrees to indemnify and hold Landlord harmless from and against any loss, cost, expense, claim, damage or liability, including, but not limited to, reasonable attorney’s fees, incurred as a result of a claim by any person or entity (i) that it is entitled to a commission, finder’s fee or like payment in connection with this Amendment, (ii) relating to or arising out of this Amendment or any related agreements or dealings, (iii) relating to or arising out of Tenant’s use of the Premises, (iv) related to or arising out of the acts or inactions of Tenant or their employees, agents, invitees or contractors, or (v) relating to, caused by or  arising out of t:i.e Equipment Assets. In the event that Equipment Lessor exercises its right to occupy the Premises during the Step-In Term, pursuant to Section 3 above, Equipment Lessor agrees to indemnify and hold Landlord harmless  from  and against any loss, cost, expense, claim, damage or liability, including, but not limited to, reasonable attorney’s fees, incurred as a result of a claim by any person or entity (i) relating to or ari.3ing out of this Amendment or any related agreements or dealings, (ii) relating to or arising out of Equipment Lessor’s use of the Premises, (iii) related to or arising out of the acts or inactions of Equipment Lessor or their employees, agents, invitees or contractors, or (iv) relating to, caused by or arising out of the Equipment Assets.

14.         Estoppel. Tenant acknowledges and agrees that Landlord is not currently in default of any of Landlord’s obligations pursuant to the Lease as of the date hereof.

15.         Ratification of Lease. The Lease, as amended hereby , is in full force and effect, and is ratified and confirmed, and there are no other amendments or modifications therein, except as stated herein.

16.        Counterparts: E-Mail or Facsimile Transmission of Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute a single integrated document and shall be binding and effective upon each party. The parties agree that a faxed or electronically transmitted copy or copies of this Amendment and/or the signatures contained herein, shall have the same evidentiary and legal effect as the original(s).

IN WITNESS WHEREOF,  the parties hereto have executed this Amendment  under seal, as of the day, month and year first above written.

WITNESS:	TENANT:

U.S. Stem Cell, Inc.,
a Florida corporation
/s/ Julieta Radiche
Print Name: Julieta Radiche	By: /s/ Mike Tomas
Name: Mike Tomas
/s/ Nathane Gil	Title: President & CEO
Print Name: Nathane Gil

LANDLORD:

Sawgrass Business Plaza, LLC,
a Florida limited liability

/s/ Alina Carvajal	By: /s/ Michael Montero
Print Name: Alina Carvajal	Name: Michael Montero
Title: Manager
/s/ Caron Davis
Print Name: Caron Davis

EQUIPMENT LESSOR:

GACP Stem Cell Bank LLC,
a Florida limited liability company
/s/ Aimee Cabrera
Print Name: Aimee Cabrera	By: /s/ David Neithoudt
Name: David Neithoudt
/s/ Jon Raccah	Title: Authorized signatory
Print Name: Jon Raccah

Exhibit “A”
Equipment  List